The Travelers Growth and Income Stock Account for Variable Annuities The Travelers Quality Bond Account for Variable Annuities
The Travelers Money Market Account for Variable Annuities
Tactical Growth and Income Stock Account for Variable Annuities
Tactical Aggressive Stock Account for Variable Annuities
Tactical Short-Term Bond Fund for Variable Annuities


August 21, 2006

Ilene D. Kohlun
Partner
KPMG LLP
755 Main Street
Hartford, CT  06103

Dear Ms. Kohlun:

In response to KPMG LLPs termination as the principal accountants for The Travelers Growth and Income Stock Account for Variable Annuities, The Travelers Quality Bond Account for Variable Annuities and The Travelers Money Market Account for Variable Annuities (such three accounts, the MSAs), and as the principal accountants for Tactical Growth and Income, Stock Account for Variable Annuities, Tactical Aggressive Stock Account for Variable Annuities and Tactical Short-Term Bond Fund for Variable Annuities (such three accounts, the Tactical MSAs, and together with the MSAs, the Accounts), effective October 29, 2005 for the MSAs and November 17, 2005 for the Tactical MSAs, and in accordance with the requirements of Item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

KPMG LLP was previously the principal accountants for the Accounts.
On October 29, 2005, that firm was dismissed as principal accountants for the MSAs and Deloitte & Touche LLP was engaged as principal accountants for the MSAs; and on November 17, 2005 that firm was dismissed as principal accountants for the Tactical MSAs and Amper, Politziner, & Mattia P.C. was engaged as principal accountants for the Tactical MSAs. The decisions to change accountants was approved by the Board of Managers.

In connection with the audits of the two fiscal years ended December 31, 2004, and the subsequent interim period through October 29, 2005 for the MSAs and November 17, 2005 for the Tactical MSAs, there were:
(1) no disagreements, with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The audit reports of KPMG LLP on the financial statements and financial highlights of the Accounts as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.


A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to the Accounts next Form N-SAR (in accordance with Sub-Item 77K of Form N-SAR).


Sincerely,



Jack P. Huntington

Assistant Secretary

The Travelers Growth and Income Stock Account for Variable Annuities The Travelers Quality Bond Account for Variable Annuities
The Travelers Money Market Account for Variable Annuities
Tactical Growth and Income Stock Account for Variable Annuities
Tactical Aggressive Stock Account for Variable Annuities
Tactical Short-Term Bond Fund for Variable Annuities











































          KPMG LLP                         Telephone 860 522 3200
          One Financial Plaza              Fax 860 297 5555
          Hartford, CT 06103-4103          Internet www.us.kpmg.com










August 22, 2006



Office of the Chief Accountant
PCAOB Letter File
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561


Dear Sirs:

We were previously principal accountants for Tactical Growth and Income Stock Account for Variable Annuities, (the Account) and, under the date of February 17, 2005, we reported on the statement of assets and liabilities of the Account including the statement of investments as of December 31, 2004 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the selected per unit data and ratios for each of the years in the five-year period then ended.
On November 17, 2005 we were dismissed as principal accountants for the Account. We have read the Accounts statements included in the letter dated August 21, 2006 attached as an Exhibit to Item 77K of Form N-SAR dated August 22, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Accounts statements that on November 17, 2005 Amper, Politziner, & Mattia P.C. was engaged as principal accountants for the Account and that the decision to change accountants was approved by the Board of Managers.


Very truly yours,


KPMG LLP